Exhibit 99.1

NeoRx Reports Third Quarter 2005 Financial Results

Seattle (Nov. 9, 2005) – NeoRx Corporation (NASDAQ: NERX) today reported results for the quarter ended September 30, 2005.

The Company reported a net loss of $3.1 million ($0.09 diluted loss per share on a loss applicable to common shares of $3.2 million) for the third quarter of 2005 compared to a net loss of $4.6 million ($0.15 diluted loss per share on a loss applicable to common shares of $4.7 million) for the same period in 2004. Net loss for the nine months ended September 30, 2005 was $17.0 million ($0.52 diluted loss per share on a loss applicable to common shares of $17.4 million), compared to a net loss of $14.1 million ($0.48 diluted loss per share on a loss applicable to common shares of $14.5 million) for the nine months ended September 30, 2004.

Revenue, consisting of royalties, for the third quarter of 2005 was $2,000, compared to $5,000 for the same period in 2004. Revenue for the nine months ended September 30, 2005 was $4,000 compared to $1.0 million for nine months ended September 30, 2004.

Total operating expenses for the third quarter of 2005 decreased 33 percent to $3.1 million, from $4.6 million for the third quarter of 2004 and increased 13 percent to $17.1 million for the nine months ended September 30, 2005, from $15.2 million for the same period in 2004. The decrease in total operating expenses for the third quarter of 2005 resulted primarily from the Company’s discontinuation of its STR program in May 2005.

Research and development (R&D) expenses decreased 37 percent to $2.0 million for the third quarter of 2005, from $3.1 million for the third quarter of 2004 and decreased 23 percent to $7.7 million for the nine months ended September 30, 2005, from $10.0 million for the same period in 2004. The decrease in R&D expenses for the third quarter of 2005 relates primarily to curtailment of clinical operations for the Company’s STR program.

General and administrative (G&A) expenses decreased 22 percent to $1.2 million for the third quarter of 2005, compared with $1.5 million for the third quarter of 2004 and decreased 11 percent to $4.6 million for the nine months ended September 30, 2005, from $5.2 million for the same period in 2004. The decrease in G&A costs for the third quarter of 2005 relates primarily to reductions in personnel, consultant activity and accounting fees.

Total cash as of September 30, 2005 was $8.2 million, compared with $17.8 million at December 31, 2004. Management believes the existing cash will be sufficient to fund the Company’s cash requirements at least through the fourth quarter of 2005.  The Company will need to raise additional capital to fund its 2006 and future operations.  Management is currently pursuing a number of alternatives to raise additional capital.

Third Quarter highlights

•                  Entered into a research alliance with Scripps Florida, the newly established division of Scripps Research in Palm Beach County, focusing on the discovery of novel, small-

molecule, multi-targeted, protein kinase inhibitors as therapeutic agents, including cancer treatments.

•                  Began treating patients with picoplatin, a next-generation platinum therapy, in a Phase II clinical trial in small cell lung cancer.  The open-label, multi-center study is underway in the United States and Canada to enroll patients who suffer from this aggressive and deadly form of lung cancer.

About NeoRx

NeoRx is a cancer therapeutics development company.  The Company currently is focusing its development efforts on picoplatin (NX 473), a next-generation platinum therapy.  A Phase II trial of picoplatin is currently underway for patients with small cell lung cancer. The Company also plans to undertake a Phase I/II trial of picoplatin in colorectal cancer in 2006. For more information, visit www.neorx.com.

This release contains forward-looking statements relating to the development of the Company’s products and future operating results that are subject to certain risks and uncertainties that could cause actual results to differ materially from those projected.  The words “believe,” “expect,” “intend,” “anticipate,” “plan,” variations of such words, and similar expressions identify forward-looking statements, but their absence does not mean that the statement is not forward-looking.  These statements are not guarantees of future performance and are subject to certain risks, uncertainties and assumptions that are difficult to predict.  Factors that could affect the Company’s actual results include the effect of the risks that the Company is unable to raise additional capital to fund its picoplatin program and future operations, the uncertainty and timing of obtaining additional financing, actions by the FDA and other regulators, the Company’s ability to obtain required regulatory approvals, the progress and costs of the Company’s picoplatin clinical trials, the Company’s ability to generate future revenue from product sales or other sources such as collaborative relationships and future profitability, the Company’s dependence on patents and other proprietary rights, and the other risks and uncertainties described in the Company’s current and periodic reports filed with the Securities and Exchange Commission, including NeoRx’s Annual Report on Form 10-K for the year ended December 31, 2004 and its Quarterly Report on Form 10-Q for the quarter ended September 30, 2005.  Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date of this release.  The Company undertakes no obligation to update any forward-looking statement to reflect new information, events or circumstances after the date of this release or to reflect the occurrence of unanticipated events.

© 2005 NeoRx Corporation. All Rights Reserved.

For Further Information:

NeoRx Corporation

Julie Rathbun

ir@neorx.com

(206) 286-2517

(Financial Tables Follow)

NeoRx Corporation

Condensed Consolidated Statements of Operations

(In thousands, except per share data)

(Unaudited)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2005	2004	2005	2004

Revenues	$2	$5	$4	$1,013
Operating expenses:
Research and development	1,978	3,118	7,699	10,009
General and administrative	1,160	1,492	4,582	5,173
Realized gain on equipment disposal	(184)		(184)
Asset impairment	—		3,346
Restructuring	140	—	1,644	—
Total operating expenses	3,094	4,610	17,087	15,182
Loss from operations	(3,092)	(4,605)	(17,083)	(14,169)
Other income, net	14	24	76	76
Net loss	(3,078)	(4,581)	(17,007)	(14,093)

Preferred stock dividends	(125)	(125)	(375)	(375)
Loss applicable to common shares	$(3,203)	$(4,706)	$(17,382)	$(14,468)

Loss per share:
Basic and diluted	$(0.09)	$(0.15)	$(0.52)	$(0.48)

Shares used in calculation of loss per share:
Basic and diluted	34,279	30,419	33,443	29,901

Condensed Consolidated Balance Sheets

(In thousands)

(Unaudited)

	September 30, 2005	December 31, 2004
ASSETS:
Cash and investment securities	$8,208	$17,753
Facilities and equipment, net	299	7,102
Assets held for sale	3,027	—
Licensed products, net	1,750	1,875
Other assets	810	706
Total assets	$14,094	$27,436

LIABILITIES AND SHAREHOLDERS’ EQUITY:
Current liabilities	$4,051	$2,703
Long-term liabilities	2,755	3,905
Shareholders’ equity	7,288	20,828
Total liabilities and shareholders’ equity	$14,094	$27,436